UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Black Raven Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-0563497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Lawrence Street, Suite 450, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:     ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of Class)

Item 1.             Description of Registrant’s Securities to be Registered.

On January 16, 2009, the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) entered an order confirming the Modified Second Amended Joint Plan of Reorganization (the “Plan”) filed by PRB Energy, Inc. (“PRB”) and PRB Oil & Gas, Inc.  On February 2, 2009 (the “Effective Date”), the Plan became effective.  In connection with PRB’s reorganization and exit from bankruptcy, PRB changed its corporate name to Black Raven Energy, Inc. (the “Company”), effective as of the Effective Date.

On the Effective Date, PRB’s common stock outstanding immediately prior to the Effective Date (the “Old Common Stock”) was cancelled pursuant to the Plan.  Pursuant to the Plan, promptly after the Effective Date, the Company initiated the issuance of 15 million shares of newly created common stock of the Company, par value $0.001 (the “New Common Stock”), and warrants to purchase 1.5 million shares of the New Common Stock at an exercise price of $2.50 per share expiring on December 31, 2013.

In connection with the Plan, the Company adopted Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”), effective as of the Effective Date.  The following sets forth a description of the New Common Stock and other relevant provisions of the Articles and Bylaws.  This description of the Articles and Bylaws is qualified in its entirety by reference to the full text of these documents, which are filed as Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2009 (the “Form 8-K”).

Authorized Capital Stock

The Company is authorized to issue 250,000,000 shares of stock, par value $0.001 per share, consisting of 150,000,000 shares of New Common Stock and 100,000,000 shares of preferred stock (the “Preferred Stock”).  All of the New Common Stock issued under the Plan is fully paid and non-assessable.  The Board of Directors (the “Board”) of the Company is authorized to issue, without stockholder approval, shares of the Preferred Stock in one or more series.  The Board is authorized to fix the designation, powers, preferences, and rights of each series of the Preferred Stock, and to establish the number of shares of Preferred Stock in each series.

Voting Rights

Each outstanding share of stock is entitled to one vote at a meeting of the stockholders.  Each stockholder entitled to vote at a meeting is entitled to vote in person or by proxy executed in writing.  The holders of a majority of shares entitled to vote, represented in present or by proxy, will constitute a quorum at a meeting of the stockholders.  Unless a greater number is required by law, the vote of the holders of a majority of the shares present and entitled to vote at a stockholder’s meeting is required for approval of any stockholder action.

Dividends

The stockholders are entitled to receive dividends, if and when declared payable from time to time by the Board at any regular or special meeting.

Preemptive Rights

Holders of shares of the Company do not have preemptive rights, except the holders of the New Common Stock issued pursuant to the Plan will have preemptive rights until December 30, 2011 on any additional offerings of the New Common Stock or other securities that are convertible into or exercisable or exchangeable for, the New Common Stock.  Such preemptive rights are not transferable.

Special Meetings of Stockholders

A special meeting of the stockholders may be called by the Chairman or Vice-Chairman of the Board, the President, the Chief Executive Officer or a majority of the Board, or by the Secretary upon the written request of stockholders holding at least 25% of all the votes entitled to vote at the special meeting.

Notice of Stockholder Meetings

Written or printed notice of all stockholder meetings must be delivered to each stockholder entitled to vote at such meeting not less than 10 days and no more than 60 days before the date of the meeting.

Notice Requirements of Stockholder Nominations and Proposals

Notice of stockholder nominations of directors and proposals must be received by the Secretary at the principal executive offices of the Company: (i) with respect to the annual meeting of the stockholders, not less than 90 days prior to the anniversary date of the previous year’s annual meeting of the stockholders, or if no annual meeting was held in the previous year or if the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 30 days prior to the end of the fiscal year of the Company, or (ii) with respect to a special meeting of the stockholders, no later than the tenth day following the day on which notice of the special meetings was sent to stockholders or public disclosure of the meeting is made, whichever occurs first.

Number of Directors

The Board will consist of at least one member and no more than nine members.  The number of directors may be changed by resolution of the Board.  As of the Effective Date, the Board will initially consist of three members who will serve one year terms until the next election of directors.  Directors will be elected at the annual meeting of the stockholders, and each director elected will hold office until his successor is duly elected and qualified or his earlier resignation, removal, or death.

Vacancies on the Board

Any vacancy on the Board may be filled by a majority vote of the directors.  A director elected by the Board to fill a vacancy will serve for the unexpired term of his predecessor in office, or in the case of a vacancy filled due to an increase in the number of directors, until the next election of directors by the stockholders.

Removal of Directors

The Bylaws provide that no director may be removed without cause and approval of the Bankruptcy Court prior to December 31, 2010.  After December 31, 2010, any director may be removed by stockholder vote with or without cause.

Indemnification of Officers and Directors

The Company will indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, and to the extent authorized by the Board, may indemnify its officers against liability or any other reasonable expense.

Limitation of Personal Liability of Directors and Officers

No director or officer will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law, and (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Amendment of Bylaws

The Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Board.

Item 2.	Exhibits.

Exhibit No.	Description

3.1

Amended and Restated Articles of Incorporation of Black Raven Energy, Inc. (filed as Exhibit 3.1 to the Form 8-K filed with the Securities and Exchange Commission on February 6, 2009, and incorporated by reference herein).

3.2

Amended and Restated Bylaws of Black Raven Energy, Inc. (filed as Exhibit 3.2 to the Form 8-K filed with the Securities and Exchange Commission on February 6, 2009, and incorporated by reference herein).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLACK RAVEN ENERGY, INC.

Date: February 11, 2009	By:	/s/ William F. Hayworth
William F. Hayworth
President and Chief Executive Officer